UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.               )

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MTS Systems Corporation

(Name of Registrant as Specified In Its Charter)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 23, 2021

MTS SYSTEMS CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Minnesota	000-02382	41-0908057
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

14000 TECHNOLOGY DRIVE, EDEN PRAIRIE, MN 55344

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(952) 937-4000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

N/A

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.25 par value	MTSC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

Litigation Related to the Merger.

As previously disclosed, on December 8, 2020, MTS Systems Corporation, a Minnesota corporation (the “Company”), Amphenol Corporation, a Delaware corporation (“Parent”) and Moon Merger Sub Corporation, a Minnesota corporation and wholly-owned subsidiary of Parent (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

Lawsuits relating to the Merger have been filed by purported shareholders of the Company as follows (collectively, the “Lawsuits”): (i) a lawsuit captioned Shiva Stein v. MTS Systems Corporation, et. al., No. 1:21-cv-00139-ARR-RLM, was filed on January 11, 2021 in the United States District Court for the Eastern District of New York (the “Stein Lawsuit”); (ii) a lawsuit captioned Samuel Carlisle v. MTS Systems Corporation, et. al., No 1:21-cv-00589, was filed on January 22, 2021 in the United States District Court for the Southern District of New York (the “Carlisle Lawsuit”); (iii) a lawsuit captioned Anne Roy v. MTS Systems Corporation, et. al., No. 1:21- cv-00388, was filed on January 23, 2021 in the United States District Court for the Eastern District of New York (the “Roy Lawsuit”); (iv) a lawsuit captioned Leo Schumacher v. MTS Systems Corporation, et al., No. 1:21-cv-00094-UNA, was filed on January 27, 2021 in the United States District Court for the District of Delaware (the “Schumacher Lawsuit”); (v) a lawsuit captioned Alain Dulac v. MTS Systems Corporation, et. al., No: 1:21-cv-00926, was filed on February 3, 2021 in the United States District Court for the Southern District of New York (the “Dulac Lawsuit”); (vi) a lawsuit captioned Frank Gallo v. MTS Systems Corporation, et. al., No: 4:21-cv-10301-SFC-RSW, was filed on February 9, 2021 in the United States District Court for the Eastern District of Michigan (the “Gallo Lawsuit”); (vii) a lawsuit captioned Marc Waterman v. MTS Systems Corporation, et al., No. 1:2021cv00184, was filed on February 10, 2021 in the United States District Court for the District of Delaware (the “Waterman Lawsuit”) and (viii) a lawsuit captioned Jose Alvarenga v. MTS Systems Corporation, et al., No. 1:21-cv-01454, was filed on February 18, 2021 in the United States District Court for the Southern District of New York (the “Alvarenga Lawsuit”).

The Lawsuits allege that the preliminary proxy statement filed on January 8, 2021 (in the case of the Stein Lawsuit, the Carlisle Lawsuit, the Roy Lawsuit and the Schumacher Lawsuit) or the definitive proxy statement filed on January 28, 2021 (in the case of the Dulac Lawsuit, the Gallo Lawsuit, the Waterman Lawsuit and the Alvarenga Lawsuit), relating to the transactions contemplated by the Merger Agreement, omitted material information in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and certain rules promulgated thereunder. The lawsuits name as defendants the Company and its directors and seek, among other relief, injunctive relief. There can be no assurance regarding the ultimate outcome of these lawsuits.

The Company believes that the claims asserted by the plaintiffs in the Lawsuits are without merit. However, in order to moot the plaintiffs’ unmeritorious disclosure claims, alleviate the costs, risks and uncertainties inherent in litigation and provide additional information to its shareholders, the Company has determined to voluntarily supplement the definitive proxy statement filed on January 28, 2021 (the “Proxy Statement”) as described in this Current Report on Form 8-K. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations by the plaintiffs that any additional disclosure was or is required.

Supplemental Disclosures.

The following disclosures supplement the disclosures contained in the Proxy Statement and should be read in conjunction with the disclosures contained in the Proxy Statement, which should be read in its entirety. To the extent the information set forth herein differs from or updates information contained in the Proxy Statement, the information set forth herein shall supersede or supplement the information in the Proxy Statement. All page references are to pages in the Proxy Statement, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement.

The fifth paragraph on page 30 under the header “Background of the Merger” of the Proxy Statement is hereby amended and restated as follows:

In early 2019 and again in early 2020, the Company sought to inquire of an industry participant (which we refer to as “Party A”) whether Party A would be interested in exploring a potential strategic transaction. At ~~that time~~ those times, the Company did not receive a response from Party A regarding whether it would be interested in exploring a potential transaction.

The fourth paragraph on page 34 under the header “Background of the Merger” of the Proxy Statement is hereby amended and restated as follows:

On August 28, 2020, an industry participant (which we refer to as “Party H”) contacted Brian T. Ross, the Chief Financial Officer of the Company, to express its interest in acquiring one of the Company’s business units. The Company engaged in preliminary discussions with Party H, but Party H did not submit a formal proposal to acquire one of the Company’s business units.

The fifth paragraph on page 35 under the header “Background of the Merger” of the Proxy Statement is hereby amended and restated as follows:

Also on September 9, 2020, the Board convened a special meeting, with representatives of J.P. Morgan, Evercore, Sidley and the Company’s senior management present for a portion of the meeting. The Company’s senior management presented the Company’s five-year forecast which, after discussion with the Board, the Board approved. The Board directed J.P. Morgan and Evercore to use the five-year forecast to update their preliminary financial analyses and review such updated financial analyses at the next Board meeting. These September projections were used by J.P. Morgan and Evercore for their preliminary financial analyses but were not provided to potential counterparties. Representatives of J.P. Morgan summarized a call between representatives of J.P. Morgan and Party A’s financial advisor on September 8, 2020, during which Party A’s financial advisor emphasized Party A’s willingness to pursue an acquisition of the Company. Mr. Martinez discussed with the Board the inquiry from Party H regarding an acquisition of one of the Company’s business units. The Board and the Company’s advisors discussed the various proposals received to date and potential responses to each party. The Board determined to continue its discussion at the next Board meeting after review of updated preliminary financial analyses from J.P. Morgan and Evercore. The Board directed Mr. Martinez to contact Party D to request an extension of Party D’s deadline for the Company’s response to its proposal.

The second paragraph on page 38 under the header “Background of the Merger” of the Proxy Statement is hereby amended and restated as follows:

In October of 2020, consistent with the Board’s instructions and discussions with the Company’s senior management, representatives of J.P. Morgan and Evercore contacted six strategic parties (including Parent and an industry participant (which we refer to as “Party J”) to determine whether they were interested in potentially pursuing a strategic transaction with the Company. Of these six parties, three, including Parent and Party J, entered into confidentiality agreements with the Company. Each of the confidentiality agreements contained a standstill provision which either terminated or permitted the counterparty to make private proposals to the Company if the Company entered into a definitive agreement for a change of control transaction. One of these three parties elected not to explore an acquisition of the Company after signing a confidentiality agreement on October 15, 2020, and did not submit a formal proposal to acquire the Company. The other three strategic parties that representatives of J.P. Morgan and Evercore contacted at the direction of the Board elected not to sign a confidentiality agreement.

The seventh paragraph on page 39 under the header “Background of the Merger” of the Proxy Statement is hereby amended and restated as follows:

On October 17, 2020, representatives of J.P. Morgan and Evercore informed Party G of the bid procedures. As Party G had declined to enter into a confidentiality agreement in connection with the first round of bidding to acquire the Company and was therefore moving forward based on only publicly-available information, Party G received separate bid procedures with a deadline of October 23, 2020 for a preliminary non-binding indication of interest.

The second paragraph on page 59 under the header “Opinions of the Company’s Financial Advisors—Opinion of J.P. Morgan Securities LLC” of the Proxy Statement is hereby amended and restated as follows:

None of the selected transactions reviewed was identical to the merger. However, the selected transactions were chosen because, based on J.P. Morgan’s professional judgment and experience, certain aspects of the transactions, including industry, date of transaction and because they involved target companies that, for purposes of J. P. Morgan’s analysis, may be considered sufficiently similar to the Company based on their operations and businesses, for purposes of J.P. Morgan’s analysis, may be considered sufficiently similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transaction differently than they would affect the merger.

The first paragraph on page 60 under the header “Opinions of the Company’s Financial Advisors—Opinion of J.P. Morgan Securities LLC” of the Proxy Statement is hereby amended and restated as follows:

The unlevered free cash flows that the Company is expected to generate beginning with fiscal year ended 2021 through the end of fiscal year 2025 were provided to J.P. Morgan in the financial projections prepared by the management of the Company. J.P. Morgan calculated a range of terminal values of the Company by applying perpetual growth rates ranging from 2.0% to 3.0% of the unlevered free cash flow of the Company during the terminal year. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 9.5% to 11.0%, which ~~was chosen by J.P. Morgan~~ were selected by J. P. Morgan in its professional judgment based upon an analysis of the weighted average cost of capital of the Company, taking into account macro-economic assumptions, estimates of risk and the Company’s target capital structure, derived using the capital asset pricing model described above ~~and J.P. Morgan’s professional judgment and experience~~. The present value of unlevered free cash flows and range of terminal values were then adjusted for the Company’s net debt of $523 million as of September 30, 2020, and then divided by the number of fully diluted shares of company common stock outstanding at the midpoint, as provided by the Company management (based on approximately 19.3 million basic shares outstanding and adjusted to reflect the impact of dilutive securities calculated in accordance with the treasury stock method), to arrive at a range of implied equity value per share of the Company’s common stock, rounded to the nearest $0.25, of $42.00 to $65.00. The range of implied per share equity values for the Company’s common stock was compared to the closing share price of the Company of $38.52 on December 8, 2020 and the merger consideration of $58.50 per share.

The second paragraph on page 61 under the header “Opinions of the Company’s Financial Advisors—Opinion of J.P. Morgan Securities LLC” of the Proxy Statement is hereby amended and restated as follows:

For services rendered in connection with the merger and the delivery of its opinion, the Company has agreed to pay J.P. Morgan a fee of approximately $18.3 million, of which $4 million was paid upon the delivery of the opinion and the remainder will be payable upon the consummation of the merger. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had, and continue to have, commercial or investment banking relationships with the Company and the Parent, for which J.P. Morgan and such affiliates have received, or will receive, customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on the Company’s revolving credit facility, which closed in November 2019, joint bookrunner on the Company’s offering of debt securities, which closed in July 2019, financial advisor to the Company in connection with its strategic planning, joint lead arranger and joint bookrunner on Parent’s revolving credit facility, which closed in January 2019, and as joint bookrunner on Parent’s offerings of debt securities, which closed in April 2020, September 2019 and January 2019, respectively. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and Parent, for which it receives customary compensation or other financial benefits. During the two year period preceding delivery of its opinion, the aggregate fees recognized by J.P. Morgan (including its commercial banking affiliates) from the Company were approximately $2.4 million and from Parent were approximately $6.1 million. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Parent. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Parent for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

The second paragraph on page 64 under the header “Opinions of the Company’s Financial Advisors—Opinion of Evercore Group L.L.C.” of the Proxy Statement is hereby amended and restated as follows:

Evercore performed a discounted cash flow analysis of the Company to calculate the estimated present value of shares of the Company common stock by discounting back to present value the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the Company’s fiscal years 2021 through 2025 based on the financial projections. Evercore calculated terminal values for the Company by applying perpetuity growth rates of 2.0% to 3.0%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that the Company was forecasted to generate based on the financial projections. The cash flows and terminal values in each case were then discounted to present value as of September 30, 2020 using discount rates ranging from 9.5% to 11.0%, which were based on an estimate of the Company’s weighted average cost of capital, taking into account macro-economic assumptions, estimates of risk and the Company’s capital structure, and the mid-year cash flow discounting convention. Based on this range of implied enterprise values, the Company’s estimated net debt (calculated as total debt less cash and cash equivalents) of $506,000,000 as of September 30, 2020, and the number of fully diluted shares of Company common stock (19,703,342 shares as of December 8, 2020), in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company common stock of $41.92 to $64.91, compared to the merger consideration of $58.50 per share of Company common stock.

The third paragraph on page 64 under the header “Opinions of the Company’s Financial Advisors—Opinion of Evercore Group L.L.C.” of the Proxy Statement is hereby removed in its entirety and replaced as follows:

Evercore reviewed and compared certain financial information of the Company to corresponding financial multiples and ratios for the following selected publicly traded small/mid cap companies which Evercore deemed most relevant to consider in relation to the Company, based on its professional judgment and experience, because they are public companies that share similar operational characteristics and financial metrics, operate in sufficiently similar industries and that have operations that for purposes of its analysis Evercore considered similar to the operations of the Company:

Company	TEV/FY 2020A EBITDA	TEV/FY 2021E EBITDA	TEV/FY 2020A FCF	TEV/FY 2021E FCF
CTS Corporation	13.5x	12.8x	17.1x	16.6x
Moog Inc.	11.0x	11.8x	14.8x	16.3x
Oxford Instruments plc	17.3x	17.3x	21.9x	23.1x
Spectris plc	13.4x	13.1x	17.7x	16.6x
Standex International Corporation	12.1x	11.1x	16.5x	14.7x
TT Electronics PLC	9.1x	8.9x	12.7x	12.6x
Vishay Precision Group Inc.	9.5x	9.2x	20.1x	16.5x

The third paragraph on page 65 under the header “Opinions of the Company’s Financial Advisors—Opinion of Evercore Group L.L.C.” of the Proxy Statement is hereby removed in its entirety and replaced as follows:

Evercore also reviewed and compared certain financial information of the following large cap public companies that share similar operational characteristics and financial metrics, operate in sufficiently similar industries and that have operations that for the purposes of its analysis Evercore considered similar to the operations of the Company:

Company	TEV/FY 2020A EBITDA	TEV/FY 2021E EBITDA	TEV/FY 2020A FCF	TEV/FY 2021E FCF
Ametek, Inc.	21.8x	22.0x	23.3x	22.0x
Amphenol Corporation	23.6x	21.6x	27.7x	25.0x
Keysight Technologies, Inc.	22.2x	20.4x	22.8x	22.8x
Littlefuse, Inc.	22.1x	19.6x	28.1x	25.1x
National Instruments Corp.	22.7x	20.6x	30.1x	25.8x
Sensata Technologies Inc.	14.2x	13.0x	17.3x	16.1x
TE Connectivity Ltd.	17.7x	15.8x	23.0x	20.7x
Teledyne Technologies Inc.	25.6x	23.8x	29.5x	27.0x

The second paragraph on page 66 under the header “Opinions of the Company’s Financial Advisors—Opinion of Evercore Group L.L.C.” of the Proxy Statement is hereby removed in its entirety and replaced as follows:

Evercore reviewed, to the extent publicly available, financial information related to the following selected transactions involving publicly-traded target companies in the sensors and components industry announced since January 2014 (which we refer to as the “sensors and components selected transactions”). The sensors and components selected transactions reviewed by Evercore, the month and year each was announced and transaction multiples, were as follows:

Announcement Date	Acquiror	Target	Multiple
July 31, 2019	QinetiQ Group plc	Manufacturing Techniques Inc.	11.0x
June 3, 2019	TE Connectivity Ltd.	First Sensor AG	12.4x
December 1, 2018	Cerberus Capital Management, L.P.	Sparton Corporation	9.1x
September 10, 2018	Renesas Electronics Corporation	Integrated Device Technology, Inc.	26.5x
July 10, 2018	Aptiv PLC	Winchester Interconnect	13.0x
July 17, 2017	AVX Corporation	TT Electronics, PLC – TS&C Division	5.0x
June 22, 2017	Ametek, Inc.	MOCON, Inc.	17.1x
December 12, 2016	Teledyne Technologies, Inc.	e2v Technologies Inc.	12.3x
April 6, 2016	MTS Systems Corporation	PCB Group, Inc.	13.5x
December 17, 2015	TDK Corporation	Micronas Semiconductor Holding AG	18.2x
July 30, 2015	Sensata Technologies Inc.	Custom Sensors & Technologies, Inc. Sensing Portfolio	12.0x
July 29, 2015	Amphenol Corporation	FCI Asia Pte Ltd.	10.6x
June 17, 2015	Keysight Technologies, Inc.	Anite Plc	12.3x
December 15, 2014	Thoma Bravo, LP	Riverbed Technology, Inc.	17.9x
August 20, 2014	Infineon Technologies AG	International Rectifier Corporation	12.1x
August 18, 2014	Sensata Technologies Inc.	Schrader International	10.0x
July 11, 2014	Vishay Intertechnology, Inc.	Capella Microsystems Inc.	15.8x
June 18, 2014	TE Connectivity Ltd.	Measurement Specialties, Inc.	16.6x

(1) Evercore also identified the following selected transactions, for which no public information on price or transaction multiples was available: Teledyne Technologies Inc./Photonis International SAS (March 4, 2020); Investor Group/Vayyar Imaging Ltd. (November 20, 2019); Ametek, Inc./Gatan, Inc. (October 31, 2019); Wuxi Xichanweixin Semiconductor Co. Ltd./SMIC Hong Kong Intl Ltd. (June 28, 2019); Teledyne Technologies, Inc./3M Company – Gas & Flame Detection Business (June 5, 2019); Amphenol Corporation/Ssi Controls Technologies (November 27, 2018); Ametek, Inc./Forza Silicon Corp. (November 1, 2018); TDK Corporation/InvenSense, Inc. (December 21, 2016); Ametek, Inc./Brookfield Engineering Laboratories, Inc. (February 5, 2016); National Instruments Corp./Micropross (October 27, 2015); Kyocera Corp./Nihon Inter Electronics Corporation (July 30, 2015); NetScout Systems, Inc./Danaher Corporation – Communications Business (October 13, 2014); and Amphenol Corporation/Casco Automotive Group (August 29, 2014).

The first paragraph on page 67 under the header “Opinions of the Company’s Financial Advisors—Opinion of Evercore Group L.L.C.” of the Proxy Statement is hereby removed in its entirety and replaced as follows:

Evercore reviewed, to the extent publicly available, financial information related to the following selected transactions involving publicly-traded target companies in the test and measurement industry announced since 2014 (which we refer to as the “tests and measurements selected transactions”). The tests and measurements selected transactions reviewed by Evercore, the month and year each was announced and the transaction multiples, were as follows:

Announcement Date	Acquiror	Target	Multiple
June 24, 2019	Nanometrics Inc.	Rudolph Technologies Inc.	18.8x
May 8, 2018	Cohu, Inc.	Xcerra Corporation	8.5x
March 7, 2018	Altra Industrial Motion Corp.	Fortive Corporation – A&S Business	13.2x
September 6, 2017	Fortive Corporation	Landauer, Inc.	16.4x
August 31, 2017	EXFO Inc.	Astellia	29.5x
April 17, 2017	Ametek, Inc.	MOCON, Inc.	17.8x
February 21, 2017	Wireless Telecom Group, Inc.	CommAgility, Ltd.	12.7x
January 30, 2017	Keysight Technologies, Inc.	Ixia	20.5x
December 7, 2015	Bridgepoint Advisers Limited	Element Materials Technology	12.2x
June 17, 2015	Keysight Technologies, Inc.	Anite Plc	14.9x
October 13, 2014	NetScout Systems, Inc.	Danaher Corporation – Communications Business	13.8x

(1) Evercore also identified the following selected transactions, for which no public information on price or transaction multiples was available: Halma PLC/SENSIT Technologies LLC (February 5, 2020); EnGIS Technologies Inc./Melcon Co. Ltd. (December 13, 2019); Nederman Holding AB/Gasmet Technologies Oy (December 9, 2019); Stryker Corp./Mobius Imaging LLC (September 4, 2019); Astronics Corporation/Freedom Communication Technologies, Inc. (July 1, 2019); Yokogawa Electric Corporation/Sensire Ltd. (June 6, 2019); Teledyne Technologies Inc./3M Company – Gas & Flame Detection Business (June 5, 2019); Chroma ATE Inc./Camtek Ltd. (February 11, 2019); Ametek, Inc./Spectro Scientific (November 27, 2018); Advantest Corporation/Astronics Corporation – Semiconductor System Level Test Business (November 14, 2018); Teradyne Inc./Mobile Industrial Robots (April 25, 2018); Teradyne Inc./Energid Technologies (February 26, 2018); Viavi Solutions Inc./Cobham plc – T&M Businesses (February 1, 2018); Astronics Corporation/Telefonix Inc. (October 27, 2017); Keysight Technologies, Inc./Scienlab electronic systems GmbH (August 31, 2017);, Viavi Solutions Inc./Trilithic Inc. (August 9, 2017); Fortive Corporation/Industrial Scientific Corporation (July 27, 2017); Bridge Growth Partners, LLC/Accedian Networks Inc. (March 30, 2017); Apax Partners LLP/Ascom – Network Testing Division (August 22, 2016); Ametek, Inc./Brookfield Engineering Laboratories (February 5, 2016); Ametek, Inc., ESP/SurgeX (February 5, 2016); Keysight Technologies, Inc./Electroservices Enterprises Ltd. (August 28, 2015); Ametek, Inc./Cognex Corporation – Surface Inspection Systems Division (June 8, 2015); and Teradyne Inc./Universal Robots (May 13, 2015).

The third paragraph on page 69 under the header “Opinions of the Company’s Financial Advisors—Opinion of Evercore Group L.L.C.” of the Proxy Statement is hereby amended and restated as follows:

Evercore estimated the enterprise value range of the Company by aggregating the implied enterprise value ranges of the segments. The sum of the implied enterprise values from the sum-of-the-parts analyses after adjusting for debt and debt-like items, including capitalized lease obligations and unfunded pension plans ($506,000,000 as of September 30, 2020), and cash projected as of October 3, 2020, and dividing by the fully diluted number of shares of Company common stock as of December 8, 2020 (19,703,342 shares), each as provided by Company management, resulted in an implied equity value of Company common stock per share range of $28.61 to $48.79.

The second paragraph on page 76 under the header “Interests of Directors and Executive Officers in the Merger” of the Proxy Statement is hereby amended and restated as follows:

Members of the Board and the Company’s executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of the Company shareholders generally. You should keep this in mind when considering the recommendation of the Board “FOR” the approval and adoption of the merger agreement. The members of the Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that Company shareholders approve and adopt the merger agreement. These interests are described below. As of the signing of the Merger Agreement, no post-closing employment arrangements for members of Company senior management had been proposed by, or secured with, Parent.

Foreign Merger Control Clearances

The Company received approval for the Merger under the antitrust and competition laws of Germany on February 4, 2021, under the antitrust and competition laws of China on February 7, 2021 and under the antitrust and competition laws of Austria on February 17, 2021.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are being furnished herewith:

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MTS SYSTEMS CORPORATION

February 23, 2021	By:	/s/ Brian T. Ross
	Name:	Brian T. Ross
	Title:	Chief Financial Officer